    FORM 3
    ------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940

 ---------------------------------------    ------------------------    --------------------------------------------------------
 1. Name and Address of Reporting Person     2. Date of Event            4. Issuer Name and Ticket
                                                Requiring Statement         or Trading Symbol
                                                (Month/Day/Year)
                                                                            Party City Corporation (PCTY)
Mule,        Edward       A.                    10/5/00

----------------------------------------    ------------------------    ----------------------------        ---------------------
   (Last)    (First)    (Middle)             3. IRS or Social Security  5. Relationship of Reporting        6. If Amendment,
                                                Number of Reporting        Person to Issuer                    Date of Original
                                                Person (Voluntary)         (Check all applicable)              (Month/Day/Year)

                                                                           [X] Director  [ ] 10% Owner
                                                                           [ ] Officer   [ ] Other (specify
                                                                          (title below)             below)
  c/o Goldman Sachs & Co.                                                                     -----------------------------------
  85 Broad Street                                                                             7. Individual or Joint/Group Filing
--------------------------------------                                                           (Check Applicable Line)
         (Street)                                                                             _X_ Form filed by One Reporting Person
                                                                                              ___ Form filed by More than One
New York      New York   10004                                                                    Reporting Person
-------------------------------------------------------------------- -------------------------------------------------------------
   (City)     (State)  (Zip)



                      Table I -- Non-Derivative Securities Beneficially Owned

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------
 1.Title of Security              2. Amount of Securities           3. Ownership Form:      4. Nature of Indirect Beneficial
    (Instr. 4)                       Beneficially Owned                Direct (D) or           Ownership (Instr. 5)
                                     (Instr. 4)                        Indirect (I)
                                                                       (Instr. 5)
 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (7-96)


         Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------   -------------------------- ------------------------- ---------------- ------------------- -------------
1. Title of Derivative    2. Date Exercisable        3. Title and Amount of    4. Conversion    5.  Ownership       6. Nature of
   (Instr. 4)                and Expiration Date        Securities Underlying     or Exercise       Form of            Indirect
                             (Month/Day/Year)           Derivative Security       of Price of       Derivative         Beneficial
                                                        (Instr. 4)                Derivative        Security:          Ownership
                                                                                  Security          Direct (D)         (Instr.5)
                                                                                                    or Indirect (I)
                                                                                                    (Instr. 5)

                          ------------- --------- ------------------------

                           Date         Expiration    Title    Amount or
                           Exercisable  Date                   Number of
                                                                Shares
----------------------    ------------- --------- ------------ -----------    --------------   -----------------   --------------
Common Stock Warrants
(right to buy)              Immed.     08/16/2006 Common Stock  2,867,000         $1.07                I                  01
----------------------    ------------- --------- ------------ -----------    --------------   -----------------   --------------

----------------------    ------------- --------- ------------ -----------    --------------   -----------------   --------------

Explanation of Responses:
01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs").  Goldman Sachs is an indirect wholly-
owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). The Reporting Person disclaims beneficial ownership of the securities reported herein as indirectly owned except to the extent of his pecuniary interest therein, if any.

Goldman Sachs may be deemed to own beneficially and directly warrants to purchase 2,867,000 shares of Common Stock of Party City
Corporation.


        By: /s/ Hans L. Reich                            October 16, 2000
            -------------------------------            --------------------
            **Signature of Reporting Person                     Date
            Attorney in Fact


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                    Page 2

                                POWER OF ATTORNEY
                                -----------------

     The undersigned does hereby appoint Hans L. Reich and Roger S. Begelman his true and lawful attorneys, and each of them his true and lawful attorney, with power to act without the other, and with full power of substitution and resubstitution, to execute for his and in his name any Initial Statement of Beneficial Ownership of Securities on Form 3, any Statement of Changes in Beneficial Ownership on Form 4 and any Annual Statement of Changes in Beneficial Ownership on Form 5, or any similar or successor form, which may be required to be filed by him with the Securities and Exchange Commission and any and all instruments necessary or incidental therewith, hereby granting unto said attorneys and each of them full power and authority to do and perform in the name and on behalf of the undersigned, and in any and all capacities, every act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and approving the act of said attorneys and each of them.

     This power of attorney shall not be affected by the subsequent disability or incompetence of the principal. This power of attorney shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     In witness thereof the undersigned hereunto signed his name this 16th day of October, 2000.

                                        /s/ Edward A. Mule
                                        -----------------------------
                                            Edward A. Mule